EXHIBIT 5


                             PURCHASE AGREEMENT
                             ------------------

          PURCHASE AGREEMENT (this "Agreement"), dated as of October 10, 2000 by and among Shamrock Holdings of California, Inc., a California corporation ("Seller"), and Trefoil International III SPRL, a Belgium corporation ( "Buyer").

          WHEREAS, Seller owns 61,078,260 Ordinary Shares (the "Shares") of Pacific Dunlop Limited ("PDP"), and is party to an Agreement, dated July 27, 2000 (the "Option Agreement"), among Seller, Futuris Corporation Limited and CP Ventures Limited.

          WHEREAS, Trefoil International Investors, L.P., a Delaware limited partnership ("Trefoil Investors"), owns 99.9% of the outstanding shares of Buyer, and Seller owns 99% of the partnership interests of Trefoil Investors.

          WHEREAS, in connection with Seller's reorganization of the structure of its international activities, Seller desires to contribute to Buyer, and Buyer desires to acquire, pursuant to a sale under this Agreement, the Shares and all of Seller's rights, title and interest in, and all of its rights and benefits under, the Option Agreement (the "Option"), on the terms and conditions set forth herein.

          NOW THEREFORE, based on the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

          1. Seller hereby sells to Buyer, and Buyer hereby accepts and assumes from Seller, all of Seller's rights, title and interest in the Shares, and Seller hereby assigns and transfers absolutely to Buyer, and Buyer hereby accepts and assumes from Seller, the Option.

          2. Buyer hereby assumes the obligations and liabilities of Seller under the Option Agreement which arise or accrue on and from the date of this Purchase Agreement and undertakes to discharge those obligations and liabilities as and when required under the Option Agreement.

          3. The aggregate purchase consideration for the Shares shall be $100,333,456 AUD and the purchase consideration for the Option shall be $185,977 AUD, for a total purchase consideration of $100,519,433 AUD. The purchase consideration shall be provided by way of assumption by Buyer of the liabilities referred to in paragraphs 6 and 7 below, and the balance (namely, $56,332,894 AUD) shall be payable by a promissory note (the "Note") from Buyer in the form attached hereto as Exhibit A.

          4. The purchase and sale of the Shares, and the assignment and transfer of the Option, pursuant to this Agreement shall take place upon execution of this Agreement.

          5. Upon execution of this Agreement, Buyer shall deliver to Seller the duly executed Note, and Seller shall deliver to Buyer the Shares by book entry transfer to an account designated by Buyer and such receipts and other documentation as Buyer shall reasonably request to effect the transfer of the Option.

          6. In connection with the sale of the Shares and the Option, Seller hereby assigns to Buyer, and Buyer hereby assumes from Seller, all of the rights and obligations of Seller under that certain Letter Agreement, dated as of October 1, 1999, between Seller and Mr. Stanley P. Gold, pursuant to which Seller granted to Mr. Gold an economic interest in 10% of any and all Ordinary Shares of PDP thereafter acquired by Seller.

          7. In connection with the sale of the Shares and the Option, Seller hereby assigns to Buyer, and Buyer hereby assumes from Seller, the $44,186,539 AUD margin debt owed by Seller under a Margin Lending Facility Agreement with Salomon Smith Barney. In addition, Buyer is entering into a Margin Lending Facility Agreement with Salomon Smith Barney, and Seller hereby agrees to guarantee Buyer's obligations thereunder as provided for in such Margin Lending Facility Agreement.

          8. Seller agrees that it will promptly execute and deliver to each party to the Option Agreement (except Seller) a notice of assignment to Buyer in respect of the Option Agreement.
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          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.


                                 SHAMROCK HOLDINGS OF CALIFORNIA, INC.


                                 By:  /s/ Robert G. Moskowitz
                                    ---------------------------------------
                                    Name:  Robert G. Moskowitz
                                    Title: Executive Vice President


                                 TREFOIL INTERNATIONAL III SPRL


                                 By: /s/ Eugene I. Krieger
                                    ---------------------------------------
                                    Name:  Eugene I. Krieger
                                    Title: Director